                                                                     EXHIBIT 3.7

                            CERTIFICATE OF FORMATION

                                       OF

                        SCG INTERNATIONAL DEVELOPMENT LLC

      1. The name of the limited liability company is SCG International Development LLC.

      2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

      3. IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on this 28th day of April, 1999.

                                     Semiconductor Components Industries, Inc.



                                     By:/s/ Carl F. Koenemann
                                        ---------------------
                                        Carl F. Koenemann
                                        Manager